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                                                                      EXHIBIT 12
                            Aetna Industries, Inc.
                       Information on Ratio of Earnings
                         To fixed charges computation
                                (in thousands)



                                                                                             Six months ended
                                                          Year ended December 31,                 June 30,
                                                 1991      1992       1993    1994     1995     1995     1996
Net income before the
 effect of accounting changes                   (2,287)   (2,768)      915    6,595    4,576    5,466    2,806
Income taxes                                       218      (347)      930    4,000    1,877    2,243    2,163
Pretax income                                   (2,069)   (3,115)    1,845   10,595    6,453    7,709    4,969
Fixed charges per below                         10,467    10,299     9,659    9,800    9,795    4,720    4,756
                                                --------------------------------------------------------------
Earnings from operations                         8,398     7,184    11,504   20,395   16,248   12,429    9,725
                                                --------------------------------------------------------------

Fixed charges:
 Interest expense                                9,525     9,206     9,020    8,929    8,579    4,246    4,132
 Debt amortization                                 432       557        99      198      442       99      221
 Rent expense - portion of operating
  rentals representative of the interest factor    510       536       540      673      774      375      403
                                                --------------------------------------------------------------
Total fixed charges                             10,467    10,299     9,659    9,800    9,795    4,720    4,756
                                                --------------------------------------------------------------

Ratio of income to fixed charges                (1)       (1)        1.2      2.1      1.7      2.6      2.0


(1) The deficiency of earnings from operations versus fixed charges was $ 2.1 million and $3.1 million for the years ended December 31, 1991 and 1992, respectively.